Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Calvert SAGE Fund:

We consent to the use of our reports, incorporated herein by reference, dated November 29, 2012, with respect to the financial statements of the Calvert Large Cap Value Fund and Calvert Equity Income Fund, each a series of the Calvert SAGE Fund, as of September 30, 2012, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 28, 2013